M3Sixty Funds Trust 485BPOS

 Exhibit 99(i)(5)

April 22, 2020

M3Sixty Funds Trust

4300 Shawnee Mission Parkway, Suite 100

Fairway, Kansas 66205

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the F/m Investments Large Cap Focused Fund, a series portfolio of the M3Sixty Funds Trust (the “Trust”) that is included in Post-Effective Amendment No. 23 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-206491), and Amendment No. 28 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23089), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@Practus.com.

Very truly yours,

/s/ John H. Lively

On behalf of Practus, LLP